UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

B. RILEY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54010	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400 Woodland Hills, CA	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 13, 2017, United Online, Inc., a Delaware corporation and an indirect wholly owned subsidiary of B. Riley Financial, Inc. (the “Company”), in the capacity as borrower (“United Online” or “Borrower”) entered into a Credit Agreement (the “Credit Agreement”) with the Banc of California, N.A. in the capacity as agent and lender. Each of United Online’s U.S. subsidiaries is a guarantor of all obligations under the Credit Agreement and are parties to the Credit Agreement in such capacity (collectively, the “Secured Guarantors”). In addition, the Company and B. Riley Principal Investments, LLC, the parent corporation of the Borrower and a subsidiary of the Company, are guarantors of the obligations under the Credit Agreement pursuant to standalone guaranty agreements pursuant to which the shares of outstanding capital stock of the Borrower are pledged as collateral.

The obligations under the Credit Agreement are secured by first-priority liens on, and a first-priority security interest in, substantially all of the assets of the Borrower and the Secured Guarantors, including a pledge of (a) 100% of the equity interests of the Secured Guarantors and (b) 65% of the equity interests in United Online Software Development (India) Private Limited, a private limited company organized under the laws of India. Such security interests are evidenced by pledge, security and other related agreements.

The proceeds of the Credit Agreement will be used (a) for working capital and general corporate purposes and/or (b) to pay dividends or permitted tax distributions to parent, subject to the terms of the Credit Agreement.

The Credit Agreement provides for a revolving credit facility under which Borrower may borrow (or request the issuance of letters of credit) up to USD $20 million which amount is reduced by $1.5 million commencing on June 30, 2017 and on the last day of each calendar quarter thereafter. The final maturity date is April 13, 2020.  Borrowings under the Credit Agreement will bear interest at a rate equal to (A) (i) the base rate (the greater of the federal funds rate plus one half of one percent (.5%), or the prime rate) for U.S. dollar loans or (ii) at the Borrower’s option, the LIBOR Rate for Eurodollar loans, plus (B) the applicable margin rate, which ranges from two percent (2%) to three and one-half percent (3.5%) per annum, based upon the Borrower’s ratio of funded indebtedness to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the preceding four (4) fiscal quarters. Interest payments are to be made each one, three or six months for Eurodollar loans, and quarterly for U.S. dollar loans.

The Borrower paid a commitment fee equal to 1.00% of the aggregate commitments upon the closing of the Credit Agreement. The Credit Agreement also provides for an unused line fee payable quarterly, in arrears, in an amount equal to: (a) 0.50% per annum times the amount of the unused revolving commitment that is less than or equal to the amount of the cash maintained in accounts with the agent (as depositary bank); plus (b) 1.00% per annum times the amount of the unused revolving commitment that is greater than the amount of the cash maintained in accounts with the agent (as depositary bank). Any amounts outstanding under the Credit Facility are due at maturity.

The Credit Agreement contains certain negative covenants, including those limiting the Borrower’s and its subsidiaries’ ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the Credit Agreement requires the Borrower and its subsidiaries to maintain certain financial ratios. The Credit Agreement also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of amounts due under the outstanding Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 19, 2017	B. RILEY FINANCIAL, INC.

	By:	/s/ Phillip J. Ahn
	Name:	Phillip J. Ahn
	Title:	Chief Financial Officer and Chief Operating Officer